   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 2000


                                                      REGISTRATION NO. 333-93713
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------


                   PRE-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                              PEGASUS SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                         7389                   75-2605174
(State or other jurisdiction  (Primary Standard Industrial    (I.R.S. Employer
    of incorporation or        Classification Code Number)   Identification No.)
       organization)

                     3811 TURTLE CREEK BOULEVARD, SUITE 1100
                               DALLAS, TEXAS 75219
                                 (214) 528-5656
                 (Address, including zip code, telephone number,
        including area code, of registrant's principal executive office)

                               JOHN F. DAVIS, III
                      CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              PEGASUS SYSTEMS, INC.
                     3811 TURTLE CREEK BOULEVARD, SUITE 1100
                               DALLAS, TEXAS 75219
                                 (214) 528-5656
              (Name, address, including zip code, telephone number,
                   including area code, of agent for service)

                                 ---------------

                                   COPIES TO:
                                    GUY KERR
                                JOHN B. MCKNIGHT
                                  WHIT ROBERTS
                            Locke Liddell & Sapp LLP
                          2200 Ross Avenue, Suite 2200
                               Dallas, Texas 75201
                                 (214) 740-8000

                                 ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                   AS SOON AS PRACTICABLE AFTER THE EFFECTIVE
                      DATE OF THIS REGISTRATION STATEMENT.

                                 ---------------

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------




         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


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



                                PRELIMINARY NOTE


         This registration statement assumes the closing of the merger transaction between Pegasus Systems, Inc. and REZ, Inc. that is described in the prospectus forming a part of this registration statement under the caption "Pegasus Systems, Inc. - Acquisition of REZ, Inc."

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.




                                     Subject to Completion, Dated March 31, 2000


================================================================================

PROSPECTUS
                                3,409,250 SHARES

                              PEGASUS SYSTEMS, INC.

                                  COMMON STOCK


         This prospectus relates to the offering of up to 3,409,250 shares of common stock of Pegasus Systems, Inc., which is not being underwritten. We are registering the shares of common stock for the accounts of some of our selling stockholders who received shares of our common stock in connection with an acquisition.


         We will not receive any of the proceeds from the sale of the shares offered by this prospectus. All the expenses related to the registration of the shares will be paid by us, except that the selling stockholders will pay any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.


         The selling stockholders may sell the shares of common stock directly or through one or more broker-dealers on the Nasdaq National Market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."



         Our common stock is traded on the Nasdaq National Market under the symbol "PEGS." On March 30, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $16.19 per share.




--------------------------------------------------------------------------------
         INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 9.


--------------------------------------------------------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                THE DATE OF THIS PROSPECTUS IS April __, 2000.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Where You Can Find More Information.....................................   5
Information Incorporated by Reference...................................   5
Note Regarding Forward-Looking Statements...............................   6
Pegasus Systems, Inc....................................................   7
Risk Factors............................................................   9
Use of Proceeds.........................................................  21
Selling Stockholders....................................................  21
Plan of Distribution....................................................  24
Legal Matters...........................................................  25
Experts.................................................................  25

                       WHERE YOU CAN FIND MORE INFORMATION

         Pegasus files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:


Judiciary Plaza            Citicorp Center              Seven World Trade Center
Room 1024                  500 West Madison Street      13th Floor
450 Fifth Street, N.W.     Suite 1400                   New York, New York 10048
Washington, D.C. 20549     Chicago, Illinois 60661


         You also may obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You also can find Pegasus SEC filings at the SEC's website at http://www.sec.gov. Pegasus common stock is quoted on the Nasdaq National Market under the trading symbol "PEGS." Reports, proxy statements and other information about Pegasus may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, ("Securities Act") with respect to the shares of common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us and our common stock, we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

         Our world wide web site is located at http://www.pegsinc.com. Information contained on our website does not constitute, and shall not be deemed to constitute, part of this prospectus.

                      INFORMATION INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until the offering of these shares is terminated:


         (1) Our annual report on Form 10-K for the fiscal year ended December 31, 1999;
                                       5

         (2) The description of our capital stock contained in our registration statement on Form 8-A filed with the Commission on August 9, 1997;

         (3) The description of the rights to purchase Series A Preferred Stock contained in our registration statement on Form 8-A filed with the Commission on October 9, 1998;





         (4) The consolidated financial statements, as well as the related financial statement schedule, of REZ, Inc. for the years ended December 31, 1999, 1998 and 1997 which appear in our Pre-Effective Amendment No. 5 to Registration Statement on Form S-4 (File No. 333-92683) filed with the SEC on March 29, 2000; and



         (5) The information contained under the caption "Unaudited Pro Forma Financial Information and Related Notes" appearing in our Pre-Effective Amendment No. 5 to Registration Statement on Form S-4 (File No. 333-92683) filed with the SEC on March 29, 2000.



         Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

         We will provide without charge to you, upon your written or oral request, a copy of any or all of the information incorporated by reference in this prospectus. Requests should be directed to:

                              Pegasus Systems, Inc.
                     3811 Turtle Creek Boulevard, Suite 1100
                               Dallas, Texas 75219
                              Attention: Ric Floyd
                         Telephone number (214) 528-5656


         You should rely only on the information contained in this prospectus. Pegasus has not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated April __, 2000. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.


                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference contain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. Generally, these forward-looking statements include but are not limited to statements about our plans, objectives, expectations, intentions and other statements contained in this prospectus that are not historical facts. You can identify these statements by forward-looking words, such as "expect,"

"anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. In addition, statements related to our merger with REZ, Inc. and the combined company's performance and financial condition following the merger are further examples of forward-looking statements. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the sections captioned "Risk Factors" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.


                              PEGASUS SYSTEMS, INC.


         This document may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus, including "Risk Factors," and all materials incorporated by reference into this prospectus carefully before making an investment decision.

OVERVIEW

         Pegasus is a leading provider of transaction processing and electronic commerce services to the hotel industry worldwide. Pegasus historically has been organized into three businesses: Pegasus Electronic Distribution, Pegasus Commission Processing and Pegasus Business Intelligence.

         o Pegasus Electronic Distribution improves the efficiency and effectiveness of the hotel reservation process by enabling travel agents and individual travelers to electronically access hotel room inventory information and conduct reservation transactions. Pegasus Electronic Distribution includes the GDS distribution service and the Internet-based distribution services, which include TravelWeb.com, the private-label reservation service and other Internet-based distribution services.

         o Pegasus Commission Processing improves the efficiency and effectiveness of the commission payment process for participating hotels and travel agencies by consolidating the payments in the travel agency's currency of choice and providing comprehensive transaction reports.

         o Pegasus Business Intelligence provides database marketing and consulting services and is being expanded to provide data mining and reporting services for benchmark analysis and strategic planning for the hotel industry.


         In addition to the services Pegasus historically has provided, as a result of the merger between Pegasus and REZ, Inc. that is described below under "--Acquisition of REZ, Inc.," Pegasus offers a fully integrated portfolio of services and applications to independent hotels, management companies, travel agencies and hotel chains in approximately 180 countries. Pegasus offers these services and applications through a global network of approximately 40 offices with approximately 1,800 employees. Pegasus provides these services to approximately 25,000 hotels and 80 brands. These services and solutions improve the efficiency and effectiveness of the hotel reservations process by providing customers with access to and the use of REZView, the combined company's central reservation system, which is one of the most advanced, high-performance, functionally rich reservation systems in the hotel industry. REZView is designed to operate in numerous processing environments to handle a wide range of customers from small independent hotels to large hotel chains. As a result of the merger, Pegasus offers its customers an additional five major types of services and solutions:

         o We offer representation services primarily to independent hotels that seek to sell their rooms in marketplaces outside their locale. These hotels associate themselves with a hotel representation service which uses its systems and office infrastructure to assist the hotels in marketing and making reservations for their rooms.

         o We provide international brand management services under our brand names, which include Summit Hotels & Resorts, Golden Tulip Hotels & Tulip Inns, Sterling Hotels & Resorts and Prima Hotels. As part of the branding relationship, the hotel receives reservation support, marketing assistance, purchasing, operations training and financial services.

         o Our private label services include the operation of private label central reservation systems and call centers on behalf of large individual properties, brand management companies and hotel chains.

         o We provide application server processing (ASP) services to customers who choose to operate their own reservations call centers but want a transaction processing solution for their central reservation system.

         o We license our RezView, Guestview and other applications software to hotels worldwide.

ACQUISITION OF REZ, INC.


    Pegasus recently completed a merger transaction with REZ, Inc. (formerly known as REZsolutions, Inc.). As a result of the merger, REZ has become a wholly-owned subsidiary of Pegasus. To complete the merger, the outstanding shares of REZ common stock were converted into 3.99 million shares of Pegasus common stock and cash of approximately $115 million, with an additional $20 million promissory note being issued to the majority stockholder of REZ in lieu of a portion of the cash to which it otherwise would be entitled. The Agreement and Plan of Merger that sets forth the terms of the merger provides for an adjustment in the amount of cash payable in the merger, as well as escrow arrangements with respect to the cash and stock issued in connection with the merger. The Agreement and Plan of Merger is attached as an appendix to the Registration Statement on Form S-4 (File No. 333-92683) as amended and declared effective on March 31, 2000. Except where the context otherwise requires, references in this prospectus to the "merger" refer to Pegasus' merger transaction with REZ, Inc.


CORPORATE INFORMATION

    Except where the context otherwise requires, references in this prospectus to "Pegasus Systems, Inc.," "Pegasus," "we," "our," "us" and the "combined company" refer to Pegasus Systems, Inc. and our consolidated subsidiaries, including REZ, Inc. and its subsidiaries (sometimes referred to as "REZ" in this prospectus). Our World Wide Web address is www.pegsinc.com. Information contained in our website does not constitute part of this prospectus.

    The address of our principal executive offices is 3811 Turtle Creek Boulevard, Suite 1100, Dallas, Texas 75219, and our telephone number is (214) 528-5656.



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



                                  RISK FACTORS

    You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.


DIFFICULTIES AND SUBSTANTIAL COSTS INTEGRATING THE TECHNOLOGY, OPERATIONS AND PERSONNEL OF THE COMBINED COMPANY MAY REDUCE THE OPERATIONAL EFFICIENCIES AND FINANCIAL BENEFITS OF THE MERGER.

     As a result of the difference in services provided and customers and the geographic distance separating their bases of operation, the business and operations of the combined company may not be quickly and efficiently integrated. If the combined company does not integrate its operations and technologies quickly and smoothly, it may incur substantial expenses and not attain the operational efficiencies and financial benefits of the merger which may adversely affect the earnings and earnings per share of the combined company.


    o Distracting management and other key personnel from the business of the combined company

    o Perceived and potential adverse changes in business focus or product offerings

    o   Potential incompatibility of business cultures

    o Pegasus' inexperience in integrating its operations with those of another company

    o Costs and delays in implementing common systems and procedures, particularly in integrating different information systems

    o Possible negative effects on customer service resulting from the differing focus on product and service offerings

    o Inability to retain and integrate key management, technical, sales and customer support personnel





INTEGRATION OF THE COMBINED COMPANY MAY PROVE MORE DIFFICULT DUE TO THE RECENT FORMATION OF REZ AND FUTURE POTENTIAL BUSINESS ACQUISITIONS WHICH MAY DIVERT THE RESOURCES OF THE COMBINED COMPANY.



     The challenges of integrating the organizations and operations of Pegasus and REZ may be compounded by the ongoing efforts associated with the integration of Anasazi, Inc. and the Utell operations that resulted in the formation of REZ in December 1997. In addition, any potential future acquisitions by the combined company may also make integration efforts difficult. REZ is still in the process of integrating the operations of these predecessor companies which, following the merger, may compound the difficulties integrating the operations of Pegasus and REZ encountered by the combined company. The integration of the combined company's operations following the merger will require the dedication of management resources, which may distract management's attention from the day-to-day business of the combined company.

PEGASUS' LACK OF EXPERIENCE IN MANAGING A BUSINESS WITH A BROAD MARKET SCOPE AND A LARGE NUMBER OF EMPLOYEES AND OFFICES SPREAD ACROSS NUMEROUS COUNTRIES AROUND THE WORLD COULD ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.


     Due to Pegasus' limited experience in operating and managing a company with significant and widespread foreign operations and a large number of employees and offices, the combined company may fail to derive the expected economic benefits and operating efficiencies of the merger. Since Pegasus has little experience in managing or operating many of the services and solutions offered by REZ, and REZ has little experience with Pegasus' areas of operations, the combined company could face problems managing and staffing a large business operation. Following the merger, there will be a significant increase in Pegasus' management resources required to oversee a large number of employees and business offices located in numerous foreign countries, while Pegasus' senior management team will largely remain unchanged, which may further complicate the combined company's ability to effectively manage its resources. The combined company may also experience difficulties in handling the laws, regulations and cultural differences associated with employing a large personnel pool and operating offices in foreign countries.

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DUE TO THE UNCERTAINTIES RAISED BY THE MERGER TRANSACTION, SOME CUSTOMERS OF THE
COMBINED COMPANY COULD DELAY PURCHASING DECISIONS, OR CEASE DOING BUSINESS WITH THE COMBINED COMPANY ALTOGETHER, WHICH COULD ADVERSELY AFFECT THE BUSINESS OF
THE COMBINED COMPANY.

    Uncertainty in the marketplace or customer concern regarding the impact of the merger could result in customers or potential customers of the combined company deferring purchasing decisions, or ceasing to do business with the combined company altogether, which could harm its business. As a result, the near-term quarterly results of Pegasus could fail to meet the expectations of investors and analysts.

THE MERGER WILL GREATLY INCREASE THE NUMBER OF FREELY TRADABLE PEGASUS SHARES, WHICH COULD DRIVE DOWN THE PRICE OF PEGASUS STOCK.


    With the issuance of the 3.99 million shares of Pegasus common stock in the merger, the former stockholders of REZ hold approximately 16.4% of the outstanding number of shares of common stock of Pegasus, based on the number of shares of Pegasus common stock outstanding on February 29, 2000. Sales in the public market of a substantial number of these shares shortly after the completion of the merger could adversely affect the market price of the Pegasus common stock. Further, any negative effect on the market price for Pegasus common stock may not be limited by magnitude or period of time. The terms of stockholder agreements executed by REZ stockholders that received approximately 97% of the shares issued in the merger contractually prohibit the resale of any shares of Pegasus common stock for 30 days following the closing of the merger, and subsequently restrict the resale of more than half of the shares for nine months following the closing of the merger. Subject to these contractual restrictions, all of the shares issued in the merger will be freely tradable in the market.

REZ HAS REPORTED NET LOSSES IN MOST RECENT HISTORICAL PERIODS BEFORE THE MERGER, AND IF THESE LOSSES CONTINUE THEY WOULD ADVERSELY AFFECT PEGASUS' FINANCIAL PERFORMANCE AND CONDITION.

    Before the closing of the merger, REZ incurred net losses for the years ended December 31, 1998 and December 31, 1999. If the combined company is not successful in reversing the performance of REZ's business operations, it would have a negative impact on the overall business of the combined company. Further, as a result of the purchase accounting treatment of the merger, non-cash charges associated with the amortization of goodwill and other intangibles will adversely affect the combined company's performance in future periods. These negative factors may adversely affect the market price for Pegasus common stock in the future.


DUE TO HISTORICALLY SLOWER REVENUE GROWTH AND LOWER OPERATING MARGINS OF THE BUSINESS ACQUIRED THROUGH THE MERGER, THE FUTURE PERFORMANCE OF THE COMBINED COMPANY'S BUSINESS COULD BE NEGATIVELY IMPACTED.


    Before the closing of the merger, REZ has typically experienced slower revenue growth and lower operating margins than Pegasus has historically experienced. As a result, the combined company's business will likely experience slower revenue growth and lower operating margins than that of Pegasus. If the combined company's revenue growth and operating margins do not improve over the previous operating performance of the business acquired through the merger, the combined company's cash flow and operating revenue could be adversely affected.

THE SUBSTANTIAL EXPENSES ASSOCIATED WITH THE MERGER COULD ADVERSELY AFFECT THE FINANCIAL RESULTS OF THE COMBINED COMPANY.

    Pegasus estimates that the aggregate costs and expenses that will be incurred in connection with the merger will be approximately $11.0 million. These costs will primarily relate to the costs associated with combining the operations of the two companies and the fees of financial advisors, attorneys and accountants. Although Pegasus believes that the costs will not exceed this estimate, the estimate may be incorrect or unanticipated contingencies may occur that substantially increase the costs of combining their operations. In subsequent quarters, the combined company may incur additional charges to reflect costs associated with the merger.

NON-CASH CHARGES ASSOCIATED WITH THE MERGER WILL REDUCE PEGASUS' EARNINGS IN THE FUTURE, WHICH COULD ADVERSELY AFFECT PEGASUS' STOCK PRICE.


    Pegasus expects to amortize approximately $269.6 million of acquired intangible assets and goodwill over periods ranging from three to ten years, which will negatively impact results of operations for the duration of the applicable periods. The amortization expense relating to the intangible assets and goodwill purchased in the merger will not be tax deductible. In addition, Pegasus anticipates expensing the costs associated with in process research and development, which will negatively impact results of operations in the quarter in which the merger is completed. As a result, Pegasus' earnings per share will be adversely affected, which may negatively affect the market price of Pegasus common stock.


SOME OF THE COMBINED COMPANY'S CUSTOMERS MAY CEASE TO DO BUSINESS OR REDUCE THE AMOUNT OF BUSINESS THAT THEY DO WITH THE COMBINED COMPANY, WHICH COULD CAUSE A DECLINE IN THE COMBINED COMPANY'S REVENUES.


    Since some of Pegasus' current customers compete with the businesses acquired by Pegasus through the merger, and one of REZ's current customers is a direct competitor of Pegasus, the merger may cause some of Pegasus' customers to end or curtail their relationships with the combined company and seek alternative vendors. Pegasus estimates that its customers that are direct competitors of REZ accounted for approximately $600,000 of revenues in fiscal 1999, and REZ estimates that its customer that is a direct Pegasus competitor accounted for approximately $900,000 of revenues in fiscal 1999. While the combined company is working to minimize any negative impact the merger may have in this regard, one or more customers of the combined company may use the merger to end or curtail their relationships with the combined company, which could have a material adverse effect on the business, operating results and financial condition of the combined company.


THE COMBINED COMPANY MAY REQUIRE ADDITIONAL FINANCING TO MEET ITS FUTURE CAPITAL AND OPERATIONAL REQUIREMENTS AND MAY FACE UNCERTAINTY IN OBTAINING FAVORABLE FINANCING ALTERNATIVES.

    If the liquidity and cash flow from operations of the combined company are insufficient to meet its operating and capital requirements, the combined company may have to seek additional financing, including public or private debt or equity offerings which may be dilutive to current Pegasus stockholders. If adequate funds are not available on acceptable terms, the combined company may be unable to develop or enhance its services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. The combined company's future capital requirements will depend on numerous factors, including the combined company's profitability, operational cash requirements, competitive pressures, development of new services and applications, acquisition of complementary businesses or technologies and response to unanticipated requirements. There can be no assurance that any financing alternatives sought by the combined company will be available, or, if available, will be on terms or in amounts attractive to the combined company.

PEGASUS IS GROWING RAPIDLY AND MAY NOT HAVE THE RESOURCES TO EFFECTIVELY MANAGE ADDITIONAL GROWTH.

    The recent growth and potential future growth of Pegasus has placed significant demands on its management as well as on its administrative, operational and financial resources. The expansion of the combined company's business to take advantage of new market opportunities will require significant management attention and financial resources. To manage additional growth the combined company may be required to:

    o   Expand its sales, marketing and customer support organizations

    o   Attract and retain additional qualified personnel

    o   Expand its physical facilities

    o Invest in the development or enhancement of its current services and develop new services that meet changing industry needs

    o Develop systems, procedures or controls to support the expansion of its operations

    An inability on the part of the combined company to sustain or manage any additional growth could have a material adverse effect on the business, operating results and financial condition of the combined company.

BECAUSE A LARGE PORTION OF THE COMBINED COMPANY'S EXPENSES WILL BE RELATIVELY FIXED AND THE COMBINED COMPANY CANNOT ACCURATELY PREDICT THE COMPETITIVE ENVIRONMENT THAT THE COMBINED COMPANY WILL FACE, UNEXPECTED REVENUE SHORTFALLS AND QUARTERLY VARIATIONS MAY ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.

    The expense levels of the combined company, a large portion of which are relatively fixed, are based primarily on estimates of future revenues. In the future, the combined company may not accurately predict the introduction of its new or enhanced services or those of its competitors, or the degree of customer acceptance of new services. The combined company also may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall. In addition, Pegasus' past and future operating results vary significantly from quarter to quarter due to a variety of factors, many of which are outside its control. It is likely that in one or more future quarters Pegasus' results may fall below the expectations of securities analysts and investors. Due to the relatively fixed nature of the combined company's costs, and because operating costs are based on anticipated revenues, a decline in revenue from even a limited number of transactions, failure to achieve expected revenue in any fiscal quarter or unanticipated variation in the recognition of revenues may cause significant variations in operating results from quarter to quarter. This could have a material adverse effect on the business, operating results and financial condition of the combined company. The combined company believes that period-to-period comparisons of its past operating results should not be relied upon as an indication of future performance of the combined company.

LOSS OF THE COMBINED COMPANY'S ARRANGEMENTS WITH KEY CUSTOMERS OR THIRD-PARTY SERVICE PROVIDERS COULD ADVERSELY AFFECT ITS BUSINESS.


    The business of the combined company will be dependent upon its customer arrangements with hotel chains, independent hotels, hotel representation firms, hotel management companies, travel agencies, travel agency consortia, global distribution systems and Internet-based information and reservation providers. If the combined company is unable to renew, extend or enter into contracts or arrangements with its current or future customers or with alternate service providers on favorable terms or initiate new terms, it could harm the business operations of the combined company. For instance, the combined company relies on third parties to provide remittance and worldwide currency exchange services, and for facility maintenance and disaster recovery services for the computer and voice/data communications systems used in all of its services. Further, neither Pegasus nor REZ has entered into written agreements with most of the travel agencies relating to Pegasus Commission Processing or REZ's financial services.

CLAIMS MADE BY REZ CUSTOMERS COULD LEAD TO THE LOSS OF THOSE CUSTOMERS OR TO LITIGATION.

     Several important REZ customers, including several national hotel chains, have within the last two years asserted breach of their respective customer contracts. REZ did not believe that it was in breach of these contracts. In each of these cases, REZ believed that

     o the customer asserted the claim in the hope that it could re-open contract negotiations, or

     o the customer has misinterpreted the contract, or

     o REZ has resolved any potential breach in accordance with the remedies provisions contained in the contract.

If the combined company does not satisfactorily address these or similar future customer situations, any customer dispute could lead to loss of the customer and litigation which, if decided against the combined company, could be material and adverse to business, operating results and financial condition of the combined company.

THE COMBINED COMPANY WILL DEPEND ON ITS ABILITY TO EFFECTIVELY DEVELOP NEW TECHNOLOGIES AND SERVICES TO MEET THE CHANGING INDUSTRY STANDARDS, PRACTICES AND CUSTOMER NEEDS ASSOCIATED WITH THE RAPIDLY CHANGING AND INTENSELY COMPETITIVE HOTEL INDUSTRY.

     The combined company will depend, in part, on its ability to develop leading technologies, enhance its existing services and develop and introduce new technologies and services to meet the needs of the combined company's customers. The combined company also must continue to meet the demands of technological advances and emerging industry standards and practices on a timely and cost-effective basis. Although the combined company will strive to be a technological leader, future technology advances may not complement or be compatible with its services. In addition, the combined company may be unable to economically and timely incorporate technology changes and technology advances into its business. The combined company may be unsuccessful in effectively using new technologies, adapting its services to emerging industry standards or developing, introducing and marketing service enhancements or new services. The combined company may also experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. If the combined company is unable to develop and introduce new services or enhance existing services on a timely and cost-effective basis or if new services do not achieve market acceptance, it could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY'S OPERATIONS DEPEND ON THE EXPERIENCE OF KEY PERSONNEL AND ITS ABILITY TO RETAIN, ATTRACT, AND INTEGRATE THE KEY PERSONNEL OF PEGASUS AND REZ.

     The combined company's business operations depends on the continued services of its executive officers and other key personnel, including John F. Davis, III and Joseph W. Nicholson. The combined company may be unable to retain the key personnel of Pegasus or REZ or attract other qualified personnel. The future operations of the combined company depends upon the ability of the combined company to retain, attract and integrate key management personnel. Even though Pegasus currently has "key-man" insurance covering Messrs. Davis and Nicholson, this insurance may not adequately compensate the combined company for the loss of their services.

     Competition for highly-skilled personnel is intense in the industry in which the combined companies operate. You cannot be assured that the combined company will be able to successfully identify, attract, hire and retain other highly-skilled personnel in a timely and effective manner. During the integration phase, competitors may intensify their efforts to recruit key employees. The loss of services of any of the key members of the combined company's management team, the failure to attract and retain other key personnel or recruit new personnel could disrupt operations and have a negative effect on employee productivity and morale of the combined company.

RECENT RESIGNATIONS BY SEVERAL REZ OFFICERS BEFORE THE MERGER AND SEVERANCE PAYMENTS TO VARIOUS REZ OFFICERS MAY HARM THE COMBINED COMPANY.

     REZ's chief financial officer and chief sales and marketing officer have recently resigned, and it is anticipated that REZ's president and chief executive officer will remain in the employ of the combined company for only 60 days following the merger. The vacancies created by these departures may adversely affect the integration of the combined company. In addition, some officers of REZ may be entitled to receive severance payments under the terms of their respective employment and other agreements. There can be no assurance that these officers will remain with the combined company.



AS NEARLY ALL OF THE COMBINED COMPANY'S REVENUES ARE DERIVED FROM THE HOTEL INDUSTRY, A DOWNTURN IN THE HOTEL INDUSTRY WOULD LIKELY ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS.


     Nearly all of the combined company's revenues are directly or indirectly dependent on the hotel industry. The hotel industry could experience rapid and unexpected downturns. In the event of a downturn in the hotel industry, the combined company would likely experience significantly reduced demand for its services and solutions. Any significant downturn in the hotel industry or any reduction in the demand for hotel rooms and travel generally, would negatively impact the combined company's revenues and financial condition. For instance, the hotel industry is highly sensitive to any change in the economic conditions affecting business or leisure travel as well as other unforeseen events. Many factors affect the hotel industry, most of which are beyond the control of the combined company. The hotel industry and demand for hotel rooms or travel may be affected by, among other things:


    o   Political instability

    o   Regional hostilities

    o   Recession

    o   Gasoline price escalation

    o   Inflation

    o Any event resulting in significant decreases in demand for hotel rooms or travel

    o Any decrease in hotel room reservation volumes, which may result from increased competition among hotels

    o   A decrease in the average hotel room rate


    The combined company may experience substantial period-to-period fluctuations in its results of operations as a consequence of these industry patterns and the general economic conditions affecting the demand for hotel rooms and travel.


REDUCTIONS IN HOTEL COMMISSION PAYMENTS WOULD REDUCE THE COMBINED COMPANY'S REVENUES AND NET INCOME DERIVED FROM THESE PAYMENTS.


    Pegasus Commission Processing and Paycom services derive revenues based on the dollar value of travel agency commissions paid by hotels. If there is any change in the commission payment process or any increase in the direct distribution of rooms by hotels, the combined company's revenues and net income derived from its commission processing services could substantially decrease. Hotels typically are under no contractual obligation to pay room reservation commissions to travel agencies. Hotels could elect to reduce the current customary commission rate of 10%, limit the maximum commission generally paid for a hotel room reservation or eliminate commissions entirely. For example, Marriott Hotels, a significant Pegasus customer, has required travel agencies to complete a training course and to sign an agreement in order to continue to receive a 10% commission after November 15, 1999. Failure to do so may result in the travel agency receiving reduced commissions. Hotels increasingly are utilizing other direct distribution channels, such as the Internet, or offering negotiated rates to major corporate customers that are non-commissionable to travel agencies. Any change in the process affecting the way the combined company derives revenues could have a material adverse effect on the business, operating results and financial condition of the combined company.


RAPID CONSOLIDATION IN THE HOTEL INDUSTRY COULD LOWER THE VALUE OF SERVICES PROVIDED BY THE COMBINED COMPANY.


    The combined company will offer volume-based discounting of its fees. The recent consolidation of the hotel industry has resulted in a higher percentage of discounted fees, and this trend could continue. In addition, the global distribution system industry has consolidated into four major global distribution systems. If further consolidation occurs, the value of the combined company's services and the benefits to hotel operators of utilizing the GDS distribution service would be reduced. Any potential decrease in the combined company's customer base or any potential increase in the percentage of discounted fees may have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY'S LIMITED EXPERIENCE IN MANAGING AND INTEGRATING ORGANIZATIONS MAY RESULT IN FUTURE ACQUISITIONS OR JOINT VENTURES BEING DIFFICULT AND DISRUPTIVE.

    The combined company expects to make acquisitions of other companies or technologies or enter into joint ventures. These acquisitions or joint ventures may divert the time and resources of the combined company's management. Further, Pegasus has limited experience in integrating newly acquired organizations into its operations. Acquisitions involve many risks, including:


    o Difficulty in integrating or otherwise assimilating technologies, products, personnel and operations

    o   Diversion of management's attention from other business concerns

    o Issuance of dilutive equity securities and incurrence of debt or contingent liabilities

    o Large write-offs and amortized expenses related to goodwill and other intangible assets

    o   Loss of key employees of acquired organizations

    o Risks of entering markets in which the combined company has no or limited prior experience

    o Payments of cash, incurrence of debt or assumption of other liabilities to acquire other businesses

    The result of one or more of these factors could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY'S COMPUTER SYSTEMS AND DATABASES MAY SUFFER SYSTEM FAILURES, BUSINESS INTERRUPTIONS OR SECURITY RISKS.

    The combined company's operations will depend on its ability to protect its computer systems and databases against damage or system interruptions from fire, earthquake, power loss, telecommunications failure, unauthorized entry or other events beyond its control. A significant amount of the combined company's computer equipment is located at a single site in Phoenix, Arizona. Any unanticipated problems may cause a significant system outage or data loss. Despite the implementation of security measures, the combined company's infrastructure may also be vulnerable to break-ins, computer viruses or other disruptions caused by its customers or others. Any damage to the combined company's databases, failure of communication links, security breach or other loss that causes interruptions in its operations could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY WILL BE DEPENDENT TO A SUBSTANTIAL DEGREE ON INTERNET COMMERCE FOR ITS FUTURE GROWTH.


    The future growth of the combined company's Internet-based distribution services depends on the viability of the Internet as a channel for distributing services and products. The combined company's services depend on the expansion of the Internet infrastructure to enable the Internet to support the future demand created by expected growth. Participants in the Internet industry may fail to develop necessary infrastructure or complementary services and products, such as high speed modems and high speed communication lines. In addition, there are critical issues concerning the commercial use of the Internet that remain unresolved, including issues relating to security, reliability, cost, ease of use, accessibility and quality of service. If the issues concerning the commercial use of the Internet are not resolved favorably, it could have a material adverse effect on the business, operating results and financial condition of the combined company.


GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD FORCE THE COMBINED COMPANY TO CHANGE ITS OPERATIONS.


    Although several aspects of the travel industry are heavily regulated by the United States and other governments, the combined company does not believe the services that it expects to offer are currently subject to any material industry-specific government regulation. Any future regulations implemented by federal, state or foreign governmental authorities affecting one or more of the combined company's current or future services could have a material adverse effect on the operations of the combined company.

    The combined company's primary customers consist of hotel chains, hotel representation firms, independent hotels, hotel management companies and travel agencies. Although some of Pegasus' stockholders are customers, the combined company expects to operate as an entity independent from its stockholders. Any federal, state or foreign governmental authorities, the competitors or the consumers of the combined company raising any anti-competitive concerns regarding the combined company's relationship with its stockholders that are customers could institute an action against the combined company. Any such action by federal, state or foreign governmental authorities or allegations by third parties could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE OPERATIONS OF THE COMBINED COMPANY COULD BE SUBJECT TO NEW LAWS AND REGULATIONS RELATING TO THE INTERNET.

    The combined company will be subject to the same federal, state, local and foreign laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet have not yet been thoroughly interpreted by the courts and their applicability and reach are therefore uncertain. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain.

NEW LEGISLATION AND GOVERNMENTAL REGULATION OF PRIVACY ISSUES RELATING TO THE INTERNET COULD AFFECT THE COMBINED COMPANY'S OPERATIONS.

    Changes to existing laws or the passage of new laws intended to address privacy issues relating to the Internet could directly affect the way the combined company will do business and could create uncertainty in the marketplace. Several states within the United States have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies and some foreign jurisdictions have adopted similar legislation. The United States Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. This could reduce demand for the combined company's services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm its business.

THE COMBINED COMPANY MAY BE SUBJECT TO PENALTIES FOR FAILING TO PROPERLY QUALIFY AS A FOREIGN CORPORATION IN VARIOUS JURISDICTIONS DUE TO ITS OPERATIONS AS AN INTERNET COMPANY.

    Since the combined company's services will be accessible worldwide, foreign jurisdictions may require that the combined company comply with their laws. The combined company's failure to comply with foreign laws could subject it to penalties ranging from fines to bans on the combined company's ability to offer its services. In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states the combined company is actually conducting business. The combined company's failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject it to taxes and penalties for the failure to qualify and could result in its inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the combined company's business, could adversely affect its business, operating results and financial condition.


THE COMBINED COMPANY'S INTERNATIONAL OPERATIONS WILL MAKE IT SUSCEPTIBLE TO GLOBAL ECONOMIC FACTORS, FOREIGN TAX LAW ISSUES, FOREIGN BUSINESS PRACTICES AND CURRENCY FLUCTUATIONS.

    Before completion of the merger, Pegasus had little experience outside of the United States. The combined company's international operations will be subject to particular risks, including:

    o   Pegasus' inexperience in managing foreign operations

    o   Difficulties and costs of managing and staffing foreign operations

    o   Costs associated with the termination of any foreign employees

    o   Impact of possible adverse political and economic conditions

    o Fluctuations in the value of the U.S. dollar relative to other currencies and among foreign currencies

    o   Potentially adverse tax consequences

    o Impact of the policies of the United States and foreign governments on foreign trade

    o   Reduced protection for intellectual property rights in some countries

    o   Unexpected changes in regulatory requirements

    o   Cost of adapting the Pegasus services to foreign markets

    If the combined company does not realize the expected results from international operations, it could have a material adverse effect on the business, operating results and financial position of the combined company.

THE COMBINED COMPANY MAY BE UNABLE TO ADEQUATELY PROTECT ITS PROPRIETARY RIGHTS OR PREVENT THEIR UNAUTHORIZED USE, WHICH COULD DIVERT ITS FINANCIAL RESOURCES AND HARM ITS BUSINESS.

    The combined company's success will depend upon its proprietary technology. The combined company currently relies upon a combination of copyright, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect this proprietary technology. Despite current efforts to protect these proprietary rights, these protective measures may not be adequate to prevent misappropriation or independent third-party development of the combined company's technology. Many foreign jurisdictions offer less protection of intellectual property rights than the United States. Effective copyright, trademark and trade secret protection may not be available in other jurisdictions. In addition, the combined company may need to litigate claims against third parties to enforce its intellectual property rights, protect its trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. This litigation could result in substantial cost and diversion of management resources. A successful claim against the combined company could effectively block its ability to use or license its technology in the United States or abroad. If the combined company cannot adequately protect its proprietary rights, it could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY RELIES ON TECHNOLOGY LICENSES FROM THIRD PARTIES, THE LOSS OF WHICH MAY HARM THE COMBINED COMPANY'S ABILITY TO DEVELOP AND SELL ITS SERVICES.

    The combined company currently has, and in the future may procure, licenses from third parties relating to its services or technology. The combined company's inability to obtain or maintain these licenses could impair its ability to develop and sell its services. The combined company's competitors may obtain licenses with lower royalty obligations or other terms more favorable than those received by the combined company. If the combined company or its suppliers are unable to obtain licenses, the combined company could be forced to market services without some technological features. The combined company also licenses some software and technology for their operations. The combined company's inability to obtain licenses or its inability to obtain such licenses on competitive terms could have a material adverse effect on the business, operating results and financial condition of the combined company.

THE COMBINED COMPANY MAY LOSE MARKET SHARE AND BE REQUIRED TO REDUCE PRICES AS A RESULT OF ITS INTENSELY COMPETITIVE MARKETS.

    The combined company will compete in markets that are rapidly evolving, intensely competitive and involve continually changing technology and industry standards. The combined company may not be successful in competing against its current and future competitors. The competitors of the combined company may be able to respond more quickly to new or emerging technologies, services or changes in customer requirements. The combined company may experience increased competition from current and potential competitors, many of which have significantly greater financial, technical, marketing and other resources than the combined company does. Other participants in the hotel room distribution process, commission processing, business information, hotel representation service, hotel branding service, technology service, and hotel property management system sectors, as well as new competitors, could create services and applications that are more attractive than the services and applications of the combined company. Competitive pressures could reduce market share of the combined company or require it to reduce the prices of its services. An inability to compete effectively with these services could have a material adverse effect on the business, operating results and financial condition of the combined company.

POTENTIAL YEAR 2000 ISSUES MAY EXPOSE THE COMBINED COMPANY TO LIABILITY OR LOSS.


    The combined company did not experience any material adverse impact from the transition to the year 2000. Even though no material adverse impact from the year 2000 transition has been noted through internal investigations and inquiries with its major customers and suppliers, the combined company cannot provide any assurance that its suppliers and customers have not been affected in a manner that is not yet apparent. The combined company will continue to monitor its year 2000 compliance and the year 2000 compliance of its suppliers and customers. The combined company's inability to effectively process electronic hotel reservations, manage hotel room inventory or consolidate hotel commissions as a result of year 2000 problems could have a material adverse affect on its ability to generate revenues from its services.

THE STOCK PRICE OF PEGASUS HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE DUE TO MANY FACTORS, WHICH MAY MAKE IT MORE DIFFICULT FOR YOU TO RESELL SHARES WHEN YOU WANT TO AT PRICES YOU FIND ATTRACTIVE.


    Several factors have caused the stock price of Pegasus common stock to be and in the future may be extremely volatile. The Pegasus stock price could be subject to wide fluctuations in response to a variety of factors, including the following:


    o   Actual or anticipated variations in quarterly operating results

    o The ability of the combined company to successfully develop, introduce and market new or enhanced products on a timely basis


    o Changes in demand for the combined company's services and solutions due to the fixed nature of a large portion of the combined company's expenses


    o Unpredictable volume and timing of customer revenues due to seasonality in the travel industry, the terms of customer contracts and other factors


    o   Purchasing and payment patterns

    o   The pricing policies of the combined company's competitors


    o Announcements of technological innovations or new services by the combined company or its competitors



    o   Conditions or trends in the Internet and online commerce industries

    o   Changes in the market valuations of other similarly situated companies

    o   Developments in Internet regulations

    o Announcements by the combined company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments


    o   Market fluctuations and performance of the hotel industry


    o   Unscheduled system downtime





    In addition, the trading prices of Internet stocks in general have experienced extreme price and volume fluctuations. Any negative change in the public's perception of the prospects of Internet or e-commerce companies or other broad market and industry factors could depress the market price of Pegasus common stock, regardless of the combined company's operating performance. Market fluctuations, as well as general political and economic conditions, such as recession or interest rate or currency rate fluctuations, also may decrease the market price of Pegasus' common stock.

LITIGATION MAY DIVERT THE COMBINED COMPANY'S RESOURCES AND REDUCE THE MARKET PRICE OF PEGASUS COMMON STOCK.

     In some instances, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against that company. Litigation of this type, if instituted against the combined company, could result in a decline in the Pegasus stock price, and could result in substantial costs and a diversion of management's attention and resources, which could reduce the combined company's operating revenue.

PROVISIONS IN PEGASUS' CHARTER AND BYLAWS MAY DETER POTENTIAL ACQUISITION BIDS, INCLUDING BIDS WHICH MAY BE BENEFICIAL TO ITS STOCKHOLDERS.


    Provisions of Pegasus' certificate of incorporation and bylaws could make it more difficult for a third party to acquire it, even if doing so would be beneficial to Pegasus' stockholders. Pegasus' certificate of incorporation and bylaws provide for a classified board of directors serving staggered terms of three years, prevent stockholders from calling a special meeting of stockholders and prohibit stockholder action by written consent. Pegasus' certificate of incorporation also authorizes only the board of directors to fill director vacancies, including newly created directorships, and states that directors may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of Pegasus' voting stock voting together as a single class. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also discourage others from making tender offers for Pegasus' shares. As a result, these provisions may prevent the market price of Pegasus' common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent significant changes in Pegasus' board of directors and its management.


PEGASUS' STOCKHOLDER RIGHTS PLAN MAY DISCOURAGE A THIRD PARTY FROM ACQUIRING CONTROL OF THE COMBINED COMPANY.

    On September 28, 1998, the Pegasus board of directors adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of Pegasus' common stock to stockholders of record at the close of business on October 13, 1998. The number of rights associated with shares of common stock has been proportionately adjusted for the stock split effected in January 2000. This stockholder rights plan may discourage or increase the difficulty for a third party to acquire control of the combined company. In addition, each share of common stock issued in connection with the merger will be coupled with a right under the stockholder rights plan. Each right entitles the registered holder to purchase from Pegasus one-one thousandth of a share of its Series A Preferred Stock for each share of Pegasus common stock held, at a price of $90. The rights are exercisable only if a person or group of affiliated persons acquires, or has announced the intent to acquire, 20% or more of the Pegasus common stock.


DELAWARE LAW MAY DETER POTENTIAL ACQUISITION BIDS FOR PEGASUS' BUSINESS, INCLUDING BIDS THAT MAY BE BENEFICIAL TO ITS STOCKHOLDERS.

    Pegasus is subject to the provisions of Delaware law which restrict some mergers with interested stockholders even if such a combination would be beneficial to stockholders. These provisions may inhibit a non-negotiated merger or other merger. The anti-takeover provisions of the Delaware General Corporation Law prevent Pegasus from engaging in a "merger" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of Delaware law, a "merger" includes a merger or consolidation involving Pegasus and the interested stockholder and the sale of more than 10% of the combined company's assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning more than 15% of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by such entity or person. Under Delaware law, a Delaware corporation may opt out of the anti-takeover provisions. Pegasus does not intend to opt out of these anti-takeover provisions.

                                 USE OF PROCEEDS

    The selling stockholders are offering all of the shares of common stock offered by this prospectus for their own accounts. Pegasus will not receive any of the proceeds from the sale of these shares.

                              SELLING STOCKHOLDERS

         The selling stockholders received the shares of common stock listed below in connection with a merger transaction pursuant to which we acquired REZ, Inc. In connection with this merger, an Agreement and Plan of Merger, as amended, dated November 16, 1999, was executed by REZ, Inc., its majority stockholder, us, Pegasus Worldwide, Inc., and the escrow agent, which provides, among other matters, for two escrow arrangements whereby the selling stockholders place in escrow some shares issued to each of them in the merger for a possible post-closing adjustment to the merger consideration in favor of us, as well as some additional shares placed in escrow as collateral for specified indemnification obligations under the merger agreement. Pursuant to the terms and conditions of the Agreement and Plan of Merger, a portion of the shares held in escrow, as set forth in the table below, will be released to the appropriate stockholders if and to the extent available after satisfying any post-closing adjustment in favor of us, and the remainder will be released to the appropriate stockholders to the extent shares are not necessary to satisfy any indemnification claim we may assert. The selling stockholders may not sell the shares held in connection with each escrow arrangement until the respective shares are released from escrow. In addition, the terms of stockholder agreements executed by REZ stockholders in connection with the merger contractually prohibit the resale of shares of Pegasus common stock for 30 days following the closing of the merger, and subsequently restrict the resale of a portion of the shares for nine months following the closing of the merger.

         Set forth below is information with respect to the selling stockholders, as of the date of this prospectus, including:

o The number of shares issued to each selling stockholder in connection with the merger, exclusive of the shares held for purposes of each escrow arrangement described above

o The applicable number of shares held for purposes of each escrow arrangement for each selling stockholder

o The total number and approximate percentage of shares beneficially owned by each selling stockholder prior to the offering, including all shares held in escrow

o The total number of shares that may be sold under this prospectus, including all shares held in escrow

o Any material relationship that each of the selling stockholders has with us, whether directly or through our affiliation with REZ, Inc.


         The calculations set forth below assume (1) that there will be 34,539,929 outstanding shares of REZ common stock on the closing date of the merger, which further assumes all REZ option holders will elect to receive a cash payment for all of their outstanding options to purchase shares of REZ common stock, and (2) all escrowed shares of our common stock will ultimately be distributed to the selling stockholders. In addition, the percentage of outstanding shares of our common stock is based on 24,343,135 shares outstanding as of February 29, 2000, after giving effect to the issuance of 3.99 million shares of our common stock in the merger.

         The selling stockholders will not own any shares of our common stock after the completion of this offering, except that Messrs. Castleberry and Schnabel will own 3,000 shares and 6,000 shares, respectively, assuming all shares of common stock offered pursuant to this prospectus are sold and the selling stockholders do not engage in any transaction involving our common stock through the closing of the merger. There can be no assurance that all or any of the shares offered by this prospectus will be sold. Unless otherwise indicated, each selling stockholder has sole voting power and investment power with respect to these shares. The address of the selling stockholders listed below is c/o REZ, Inc., 7500 N. Dreamy Draw Drive, Suite 120, Phoenix, Arizona 85020, except as otherwise indicated.

                 SHARES BENEFICIALLY OWNED PRIOR TO THE OFFERING(1)


                                           Number of
                            Number of     Shares Held     Number of Shares
                             Shares        in Escrow           Held in       Total                   Number of
                           Received at     for Post-         Escrow for    Number of               Shares Offered    Relationship
 Name of the Selling       the Closing      Closing       Indemnification    Owned                    By This             to
     Stockholder          of the Merger    Adjustment        Obligations    Shares     Percent       Prospectus        REZ, Inc.
 -------------------      -------------   -----------     ---------------  ---------   -------     --------------    ------------
UTELL INTERNATIONAL         2,224,006        37,320            102,632     2,363,958     9.7%          2,363,958      Stockholder
GROUP LTD. (2)

MORGAN STANLEY                267,037         4,481             12,323       283,841     1.2             283,841      Stockholder
VENTURE PARTNERS II,
L.P. (3)

REED ELSEVIER INC.            250,201         4,198             11,546       265,945     1.1             265,945      Stockholder
(2)

TRIDENT CAPITAL,              233,302         3,915             10,766       247,983     1.0             247,983      Stockholder
INC. (4)

W. THOMAS                      74,908         1,257              3,456        82,621      *               79,621    Vice Chairman
CASTLEBERRY (5)                                                                                                      of the Board
                                                                                                                     and Director

ROCKWELL SCHNABEL              72,671         1,219              3,353        83,243      *               77,243         Director

C. JOSEPH  ATTERIDGE           63,153         1,059              2,914        67,126      *               67,126     Former Chief
(6)                                                                                                                     Sales and
                                                                                                                        Marketing
                                                                                                                      Officer and
                                                                                                                         Director

VERNON L. SNIDER               22,141           371              1,021        23,533      *               23,533   Former Executive
                                                                                                                   Vice President,
                                                                                                                        Corporate
                                                                                                                      Development
                          -------------   -----------     ---------------  ---------   -------     --------------
TOTAL                       3,207,419        53,820            148,011     3,418,250    14.0%          3,409,250
                          -------------   -----------     ---------------  ---------   -------     --------------


-----------------
 *  Less than one percent


(1) The shares of common stock offered by this prospectus are estimated based on each selling stockholder's pro rata ownership of the outstanding common stock of REZ as of February 29, 2000.

(2) Utell International Group, Ltd. and Reed Elsevier Inc. are wholly owned subsidiaries of Reed Elsevier plc, and collectively owned a majority of the common stock of REZ. References in this prospectus to "Reed Elsevier" refer to Reed Elsevier plc and its subsidiaries, as well as the affiliates of these entities. The address for Reed Elsevier Inc. and Utell International Group is 275 Washington Street, Newton, Massachusetts 02458.
(3) Represents 1,627,303, 422,344 and 405,422 shares owned of record by Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Investors L.P. and Morgan Stanley Venture Capital Fund II, C.V, respectively. Morgan Stanley Venture Partners II, L.P. is the general partner of each of these funds and therefore deemed the beneficial owner of the shares owned by each fund. The address for Morgan Stanley Venture Partners II, L.P. is 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, California 94025.
(4) Represents 468,262, 276,900 and 1,399,762 shares owned of record by Trident Capital Partners REZsolutions Fund, L.P., Trident Capital Partners Fund - I, C.V., and Trident Capital Partners Fund - I, L.P., respectively, for which Trident Capital, Inc. is deemed to be the beneficial owner. The address for Trident Capital, Inc. is 2480 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(5) Held of record by W. Thomas Castleberry and Jean Castleberry, Trustees of the JTC Revocable Trust.
(6) Held of record by C. Joseph Atteridge and Sheri Atteridge, as tenants-in-common.

CERTAIN RELATIONSHIPS WITH THE SELLING STOCKHOLDERS

Reed Elsevier and REZ are parties to numerous business arrangements including those described below, some of which will continue in the future. We believe these arrangements are on an arms-length basis and are on terms no less favorable to us than could have been obtained from unrelated third parties.

         o   REZ leases an employee in Toronto, Canada from Reed Elsevier

         o Reed Elsevier has an employee lease and service agreement with REZ for Mexican employees, but no employees are currently leased under this agreement

         o Reed Elsevier subleases a facility from REZ in Italy and in London, England

         o   Reed Elsevier has a premises license from REZ in Mexico

         o   REZ leases space from Reed Elsevier in Dusseldorf, Germany

         Pegasus has granted to Reed Elsevier a license to use the Ultraswitch technology in connection with operations unrelated to the hotel industry. As a part of this licensing arrangement, Reed Elsevier agreed to not compete with the services provided by us using the Ultraswitch technology.

         We have granted to Reed Elsevier the right to nominate a person to serve on our board of directors.

         REZ, its predecessors and several affiliates of REZ, including Reed Elsevier and its affiliates have been our stockholders at various times over the years and in some cases continue to be our stockholders. In connection with our initial public offering in August 1997, Reed Travel Group, an affiliate of Reed Elsevier, sold 192,900 shares of our stock and REZ's predecessor sold 34,800 shares of our stock, all at a net price (after underwriting discount) of $8.06 per share. In connection with our secondary public offering in February 1998, REZ, Reed Elsevier and entities affiliated with Rockwell A. Schnabel sold 313,200, 355,595 and 1,034,948 shares of our common stock, respectively, all at a net price (after underwriting discount) of $11.00 per share.

         During 1996 and 1997, Reed Travel Group provided us with a loan composed of principal and interest in the approximate amount of $4,536,482. We paid Reed Travel Group principal and accrued interest on the loan in the approximate amount of $441,241 and $4,524,941 during the years ended December 31, 1996 and December 31, 1997, respectively. We repaid all the outstanding amount relating to this loan with a portion of the proceeds from our initial public offering of common stock at an interest rate of prime plus 2%. The maturity date for the loan was June 30, 2001. Prime means the prime rate of interest published in The Wall Street Journal.

         Rockwell A. Schnabel, a former director of REZ, served on our board of directors from September 1996 to July 1998. Mr. Schnabel owns 3,000 shares of our common stock obtained through the exercise of our options granted at an exercise price of $10.20 per share to him while serving as our director.

         Tom Castleberry, a former director of REZ and our former director owns 6,000 shares of our common stock held in a trust managed by Fiduciary Trust of California.


         Pegasus intends to refinance a revolving bank line of credit of REZ, which is currently guaranteed by Reed Elsevier. As of March 27, 2000, there was an outstanding balance of approximately $7 million on this line of credit. Following completion of the refinancing, Reed Elsevier will no longer be obligated with respect to the indebtedness underlying the bank line of credit.

                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

         o Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         o Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

         o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o   Privately negotiated transactions.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with such transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         At the time a particular offer of shares is made, if required, a prospectus supplement will be filed and distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed and distributed.

         We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders.

                                  LEGAL MATTERS

    The validity of the issuance of the shares of common stock offered by this prospectus has been passed upon by Locke Liddell & Sapp LLP, Dallas, Texas.

                                     EXPERTS


    The consolidated financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K of Pegasus Systems, Inc. for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The consolidated financial statements and the related financial statement schedule of REZ, Inc. and subsidiaries as of December 31, 1999 and 1998 and for the years ended December 31, 1999, 1998 and 1997 incorporated in this prospectus by reference from the Registration Statement on Form S-4 (File No. 333-92683) of Pegasus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================

                                3,409,250 SHARES

                                      LOGO

                                  COMMON STOCK

                                 ---------------

                                   PROSPECTUS

                                 ---------------


                                 April __, 2000


    You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or make any representations in connection with this offering other than those contained in this prospectus. If anyone gives you any such information or makes any such representations, you should not rely on it or them as having been authorized by us. This prospectus is not an offer to sell common stock and it is not soliciting an offer to buy common stock in any state where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

================================================================================

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table indicates the estimated expenses to be incurred by Pegasus in connection with the offering described in the Registration Statement:

Securities and Exchange Commission filing fee.......      $     50,740
Printing and engraving fees.........................            10,000*
Accountants' fees and expenses......................             3,000*
Legal fees and expenses.............................            15,000*
Miscellaneous.......................................             2,000*
                                                          -------------
          Total.....................................      $     80,740*
                                                          =============

----------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Pegasus may and, in certain cases, must be indemnified by Pegasus against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Pegasus. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Pegasus, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article Eight of our Third Amended and Restated Certificate of Incorporation provides that no director of Pegasus shall be liable to Pegasus or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

    Article Eight of our Third Amended and Restated Certificate of Incorporation also provides that Pegasus may indemnify to the fullest extent permitted by Delaware law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his estate or legal representative is or was a director, officer, employee or agent of Pegasus or any predecessor of Pegasus or serves or served at any other enterprise as a director, officer, employee or agent at the request of Pegasus or any other predecessor to Pegasus. In addition, Section 7.7 of our Amended and Restated Bylaws provides that Pegasus shall indemnify to the fullest extent authorized or permitted by law any current or former director or officer of Pegasus (or his or her testator or estate) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether criminal, civil administrative, or investigative, by reason of the fact that he or she is or was a director or officer of Pegasus or is or was serving, at the request of Pegasus, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and that, subject to applicable law, Pegasus may indemnify an employee or agent of Pegasus to the extent that and with respect to such proceedings as, the Board of Directors may determine by resolution, in its discretion.


    Reference is also made to the Rights Agreement incorporated by reference herein as Exhibit 4.1 hereto, pursuant to which certain holders of capital stock of Pegasus named therein have agreed to indemnify officers and directors of Pegasus against certain liabilities under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the event Registrable Securities (as defined therein) held by such holders are included in the securities to be registered pursuant to a public offering by Pegasus.

    Pegasus has purchased directors' and officers' liability insurance. Subject to conditions, limitations and exclusions in the policy, the insurance covers amounts required to be paid for a claim or claims made against directors and officers for any act, error, omission, misstatement, misleading statement or breach of duty by directors and officers in their capacity as directors and officers of Pegasus.

ITEM 16. (a) EXHIBITS AND FINANCIAL STATEMENT SCHEDULE


         (a) THE FOLLOWING EXHIBITS ARE FILED HEREWITH OR INCORPORATED BY REFERENCE HEREIN:


     EXHIBIT NO.                         DESCRIPTION
     -----------                         -----------
         2.1      Contribution and Restructuring Agreement dated effective as of
                  July 21, 1995 by and among Pegasus Systems, Inc. and all of the stockholders of Pegasus Systems, Inc. (incorporated by reference to the Registration Statement (File No. 333-28595)
                  on Form S-1 declared effective by the Commission on August 6,
                  1997)
         2.2      Agreement and Plan of Merger dated as of November 16, 1999, as amended and restated, by and among Pegasus Systems, Inc.,
                  Pegasus Worldwide, Inc., REZ, Inc. , Reed Elsevier Inc. and
                  Utell International Group Ltd. (attached as Appendix A to the information statement/prospectus contained in the Registration
                  Statement (File No. 333-92683) on Form S-4 filed with the
                  Commission on December 14, 1999).
         4.1      Rights Agreement dated as of September 28, 1998 by and between
                  Pegasus Systems, Inc. and American Securities Transfer &
                  Trust, Inc. (incorporated by reference from Exhibit 4 of
                  Pegasus Systems, Inc.'s Current Report on Form 8-K filed with the Commission on October 9, 1998)
         4.2      Form of Rights Certificate (incorporated by reference from
                  Exhibit 3 of Pegasus Systems, Inc.'s Current Report on Form
                  8-K filed with the Commission on October 9, 1998)
        *5.1      Opinion of Locke Liddell & Sapp LLP, regarding the legality of securities being issued.
       +23.1      Consent of PricewaterhouseCoopers LLP
       *23.2      Consent of Locke Liddell & Sapp LLP ( included in its opinion filed as Exhibit 5.1)
       +23.3      Consent of Deloitte & Touche LLP
       *24.1      Power of Attorney (included on signature page)
        27.1      Financial Data Schedule (incorporated by reference to Form
                  10-K for the fiscal year ended December 31, 1999)


----------


+  Filed herewith.
*  Previously filed.


    Pegasus will furnish a copy of any exhibit listed above to any shareholder without charge upon written request to Mr. Ric L. Floyd, Secretary, 3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas 75219.

(b) FINANCIAL DATA SCHEDULES


    Financial Data Schedules incorporated by reference to our Form 10-K for the fiscal year ended December 31, 1999.


ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which any offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement;

Provided, however, that paragraphs a(1)(i) and a(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein and the offering of such securities at the time may be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 30th day of March, 2000.


                                        PEGASUS SYSTEMS, INC.


                                        By:   /s/ John F. Davis III
                                              ----------------------------------
                                              John F. Davis, III
                                              Chief Executive Officer, President
                                              and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURES                                     TITLE                    DATE
                     ----------                                     -----                    ----

                          *                            Chief Executive Officer,         March 30, 2000
-----------------------------------------------------  President and Director
                 John F. Davis, III                    (Principal Executive Officer)

                          *                            Chief Financial Officer          March 30, 2000
-----------------------------------------------------  (Principal Financial and
                  Jerome L. Galant                     Accounting Officer)

                          *                            Director                         March 30, 2000
-----------------------------------------------------
                 Michael A. Barnett

                          *                            Director                         March 30, 2000
-----------------------------------------------------
                    Paul J. Brown

                          *                            Director                         March 30, 2000
-----------------------------------------------------
                  Robert B. Collier

                          *                            Director                         March 30, 2000
-----------------------------------------------------
               William C. Hammett, Jr.

                          *                            Director                         March 30, 2000
-----------------------------------------------------
                  Thomas F. O'Toole

                          *                            Director                         March 30, 2000
-----------------------------------------------------
                   Bruce W. Wolff

*By:              /s/ RIC L. FLOYD
    ----------------------------------------------
                  Attorney-In-Fact

                                  EXHIBIT INDEX


     EXHIBIT NO.                         DESCRIPTION
     -----------                         -----------
         2.1      Contribution and Restructuring Agreement dated effective as of
                  July 21, 1995 by and among Pegasus Systems, Inc. and all of the stockholders of Pegasus Systems, Inc. (incorporated by reference to the Registration Statement (File No. 333-28595)
                  on Form S-1 declared effective by the Commission on August 6,
                  1997)
         2.2      Agreement and Plan of Merger dated as of November 16, 1999, as amended and restated, by and among Pegasus Systems, Inc.,
                  Pegasus Worldwide, Inc., REZ, Inc. , Reed Elsevier Inc. and
                  Utell International Group Ltd. (attached as Appendix A to the information statement/prospectus contained in the Registration
                  Statement (File No. 333-92683) on Form S-4 filed with the
                  Commission on December 14, 1999).
         4.1      Rights Agreement dated as of September 28, 1998 by and between
                  Pegasus Systems, Inc. and American Securities Transfer &
                  Trust, Inc. (incorporated by reference from Exhibit 4 of
                  Pegasus Systems, Inc.'s Current Report on Form 8-K filed with the Commission on October 9, 1998)
         4.2      Form of Rights Certificate (incorporated by reference from
                  Exhibit 3 of Pegasus Systems, Inc.'s Current Report on Form
                  8-K filed with the Commission on October 9, 1998)
        *5.1      Opinion of Locke Liddell & Sapp LLP, regarding the legality of securities being issued.
       +23.1      Consent of PricewaterhouseCoopers LLP
       *23.2      Consent of Locke Liddell & Sapp LLP ( included in its opinion filed as Exhibit 5.1)
       +23.3      Consent of Deloitte & Touche LLP
       *24.1      Power of Attorney (included on signature page)
        27.1      Financial Data Schedule (incorporated by reference to Form
                  10-K for the fiscal year ended December 31, 1999)


----------


+  Filed herewith.
*  Previously filed